Exhibit (a)(8)

Chattem Employee Letter – Tender Offer Completion

Dear Chattem Employees,

I am pleased to inform you that the ongoing process to merge our company with sanofi-aventis continues to proceed as expected. On February 9, sanofi-aventis successfully completed its tender offer to purchase a majority of the outstanding shares of Chattem common stock. This is a very important step in the path to completing our merger.

As a result of the successful completion of the tender offer, Chattem is now an indirect subsidiary of sanofi-aventis. Pursuant to our merger agreement, four directors have resigned from our Board of Directors and four new directors, designated by sanofi-aventis, have been appointed to our Board of Directors.

While this is a significant milestone, it is important for you to understand that the merger is not yet complete. After exercising its top-up option under the merger agreement, sanofi-aventis intends to effect a “short-form” merger under Tennessee law, and Chattem will become an indirect, wholly-owned subsidiary of sanofi-aventis. All shareholders who did not tender their shares of Chattem common stock during the tender offer will be entitled to receive in the merger the same $93.50 per share in cash paid in the tender offer. Once the transaction is completed, our stock will cease to trade on the NASDAQ exchange. Chattem will maintain its current operations and autonomy after the merger.

As always, we will continue to keep you updated throughout this process. In the meantime, please do not hesitate to contact your manager if you have additional questions. On behalf of our Board of Directors and senior management, I would like to reiterate our excitement for this transaction and thank you for your continued hard work and dedication to Chattem.

Sincerely,

Zan Guerry

Chairman and Chief Executive Officer

Chattem, Inc.

Statement on Cautionary Factors

This communication contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this communication include references to our announced transaction with sanofi-aventis. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to, the risk factors disclosed in our Annual Report on Form 10-K for the year ended November 30, 2009, as added or revised by our subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors” and unexpected delays or impediments to the announced transaction with sanofi-aventis. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.